EXHIBIT 10.36
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                              SETTLEMENT AGREEMENT
                              --------------------

     This Settlement Agreement ("Settlement Agreement") is made and entered into effective as of December 17, 1996, by and among LaserSight Incorporated, a Delaware corporation ("LSI"), Public Company Publishing, Inc., a Florida corporation ("PCP"), and Samuel S. Duffey ("Duffey").

     WHEREAS, on May 9, 1996, PCP filed suit against LSI in the Circuit Court of the Ninth Judicial District in Orange County, Florida, captioned Public Company Publishing, Inc. v. LaserSight Incorporated, Case No. CI96-3409;

     WHEREAS, on May 23, 1996, LSI removed such action to the United States District Court for the Middle District of Florida, Orlando Division, Case No. 96-546-CV-ORL-19 (the "Lawsuit");

     WHEREAS, LSI is presently engaged in negotiations with the former shareholders and/or the former option holders (collectively the "Former LSC Holders") of Lasersight Centers Incorporated, a Delaware corporation ("LSC"), to amend that certain Agreement for Purchase and Sale of Stock dated December 3, 1992 among LSI, LSC and the Former LSC Holders, as amended and restated on January 15, 1993 and as further amended as of April 5, 1993 and as of July 10, 1995, pursuant to which Agreement additional shares of the common stock, $.001 par value, of LSI ("LSI Stock") may, subject to certain conditions, be issued to the Former LSC Holders (such amendment is referred to herein as the "LSC Transaction");

     WHEREAS, Duffey may receive from LSI certain shares of LSI stock in his capacity as one of Former LSC Holders pursuant to the LSC Transaction (such shares are referred to herein as the "Earnout Shares");

     WHEREAS, LSI, PCP, and Duffey desire to resolve matters between them as specifically set forth below:

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, LSI, PCP, and Duffey agree as follows:

     1. Immediately following execution of this Settlement Agreement by LSI, PCP, and Duffey, LSI and PCP will sign a Stipulation of Dismissal With Prejudice of the Lawsuit pursuant to Fed. R. Civ. P. 41(a)(1), including all counts thereof, which Stipulation PCP shall immediately file with the United States District Court for the Middle District of Florida, Orlando Division.

     2. LSI shall pay to Duffey the sum of One Hundred Thousand Dollars ($100,000.00) in two equal installments of Fifty Thousand Dollars ($50,000.00). LSI will deliver to Duffey the first installment within three (3) days following PCP's and Duffey's dismissal of the Lawsuit with prejudice pursuant to paragraph 1 hereof. LSI will pay Duffey the second installment on or before March 1, 1997.

     3. In the event the LSC Transaction is closed on or before March 1, 1997, Duffey may receive from or on account of one or more Former LSC Holders 75,000 shares of LSI Stock in connection with such closing. In the event the LSC Transaction is not closed and 75,000 shares of LSI Stock are not delivered to Duffey by one or more Former LSC Holders on or before March 1, 1997, LSI will deliver 75,000 shares of LSI Stock to Duffey on March 2, 1997. Such 75,000 shares of LSI Stock, whether delivered by one or more Former LSC Holders or by LSI, are referred to herein as the "Settlement Shares".

     4. At the first regularly-scheduled meeting of the LSI Board of Directors ("the Board") following the execution and delivery of this Settlement Agreement by all parties, the Board will consider a proposal to be submitted by LSI's President to increase the number of Settlement Shares as defined in paragraph 3 above from 75,000 shares to 87,500 shares (the "Proposal"). Such obligation to submit the Proposal shall not require the President to support or vote for the Proposal. Should the Board, in its discretion, approve the Proposal, the number of Settlement Shares as defined herein will be increased from 75,000 shares to 87,500 shares. Should the Board, in its discretion, not approve the Proposal, the number of Settlement Shares as defined herein will remain at 75,000. All provisions of this Settlement Agreement will remain in full force and effect notwithstanding Board approval or disapproval of the Proposal.

     5. In the event Duffey receives Settlement Shares or Earnout Shares, the following provisions shall apply:

     a. LSI will file with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 ("Securities Act") a registration statement
     ("Registration Statement") relating to any Settlement Shares and Earnout Shares, and use its best efforts to cause the Registration Statement (i) to be declared effective by the SEC on or before June 1, 1997, and (ii) and to remain effective for a period of ninety (90) days.

     b. LSI shall be in default of this Settlement Agreement if any Registration Statement required to be filed pursuant to paragraph 5(a) above has not been declared effective by the SEC on or before June 1, 1997, unless the failure of the Registration Statement to be declared effective is solely due to a legal impediment beyond the control of LSI. The parties agree that Duffey will suffer damages in the event of such a default and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, LSI agrees in the event of such a default, that LSI will (i) deliver to Duffey an additional 3,750 shares of LSI Stock ("Additional Shares"), (ii) cause the Additional Shares to be included in the Registration Statement (to the extent permitted by the rules of the SEC then in effect), and (iii) use its best efforts to cause the Registration Statement to be declared effective as soon after June 1, 1997 as possible. Duffey may pursue any remedy for damages he may have as a result of such a default by LSI. LSI shall be entitled to a credit or a set-off from Duffey in connection with such remedy for the value of any Additional Shares issued (based on the closing price of LSI stock on the date of issuance of the Settlement Shares).

     c. LSI will promptly advise Duffey as to the initial filing of the Registration Statement and as to the effectiveness thereof. LSI will promptly furnish such number of prospectuses, and any amendments thereof or supplements thereto, as Duffey from time to time may reasonably request.

     d. Duffey shall from time to time promptly supply to LSI in writing any information relating any holdings of LSI Stock by Duffey, and their intended plan of distribution, all as LSI may reasonably request in order for LSI to comply with the rules of the SEC applicable to the Registration Statement. In addition, Duffey agrees to furnish promptly to LSI all information required to be disclosed in order to make the information previously furnished to LSI by Duffey not materially misleading.

     e. LSI shall be entitled to suspend the right of Duffey to sell any Settlement Shares, Earnout Shares and, if applicable, Additional Shares pursuant to the Registration Statement if the Board determines reasonably and in good faith that such sales pursuant to the Registration Statement would materially impede, delay or interfere with any material financing, offer or sale of securities by LSI, acquisition, corporate reorganization or other significant transaction involving LSI or any of its subsidiaries, which material financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction is under active consideration by LSI at the time of such suspension described above; provided, however, that LSI shall not be entitled to more than one such suspension and the suspension shall not be longer than six (6) weeks duration. If LSI shall so suspend Duffey's right to sell, (i) LSI shall, as promptly as possible, deliver a certificate signed by the Chief Executive Officer or President of LSI to Duffey as to such determination, (ii) Duffey shall receive an extension of the registration period equal to the number of days of the suspension, and (iii) if such suspension of the right to sell shall commence on or continue after June 1, 1997, LSI shall before the later to occur of ten (10) business days after the date of such suspension or June 10, 1997, deliver to Duffey a number of shares of LSI Stock equal to 3,750 minus the number of Additional Shares previously delivered or due to be delivered pursuant to paragraph 5(b) above.

     f. All expenses incurred in connection with the Registration Statement, including without limitation all filing fees, duplication expenses, fees and expenses of legal counsel for LSI, and the fees and expenses of LSI's independent accountants, shall be paid by LSI, except that Duffey shall pay any and all brokers' or underwriters' fees, commissions and discounts and any fees and expenses of his legal counsel, if any.

     g. LSI agrees that all registration rights that may be accorded to the Former LSC Holders pursuant to the LSC Transaction will be transferred to Duffey in connection with any transfer to Duffey of shares of LSI Stock that may be issued to the Former LSC Holders pursuant to the LSC Transaction. Any such transfer shall be in compliance with all applicable federal and state securities laws.

     6. a. Duffey will acquire any Earnout Shares, Settlement Shares and, if applicable, Additional Shares (i) for his own account and not for any other person, and (ii) for investment purposes only (except for sale pursuant to the Registration Statement) and not with a view to, or in connection with, any sale, assignment, pledge or other transfer in violation of applicable federal or state securities laws.

     b. Duffey acknowledges that any Earnout Shares, Settlement Shares and, if applicable, Additional Shares cannot be sold, assigned, pledged or otherwise transferred unless registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available, as established by an opinion of his counsel satisfactory to LSI.

     c. PCP and Duffey have received a copy of each of the following documents of LSI (without exhibits):

          (i) 1995 Annual Report to Stockholders,

          (ii) Proxy Statement dated April 30, 1996,

          (iii) Quarterly Reports (Form 10-Q) for the quarters ended March 31, June 30 and September 30, 1996,

          (iv) Current Reports (Form 8-K) dated April 15, May 3, July 8, July 9, July 18, September 6, and September 16, 1996, and

          (v) Form 8-A/A dated April 25, 1996 describing the Common Stock.

PCP and Duffey have also received any such other publicly-available information relating to LSI as they may have requested.

          d. Each of PCP and Duffey is either (i) an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D of the SEC under the Securities Act) or (ii) believes that he or it has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the receipt of any Earnout Shares, Settlement Shares and, if applicable, Additional Shares.

          e. PCP and Duffey acknowledge that, unless and until any Earnout Shares, Settlement Shares and, if applicable, the Additional Shares become freely transferable pursuant to an exemption from, or a registration under, all applicable federal and state securities laws, each certificate for Settlement Shares and, if applicable, Additional Shares shall bear a restrictive legend in substantially the following form:

          These shares have not been registered under the Securities Act of 1933 and may not be offered for sale, sold, pledged or otherwise disposed of except pursuant to an effective registration statement under such Act or pursuant to an exemption from the registration requirements of such Act.

     7. PCP, its related and affiliated entities, and its and their shareholders, members, directors, officers, employees, agents, and assigns, and all parties acting by, through, under or in concert with any of them (collectively the "PCP Releasors"), hereby relieve, release, and forever discharge LSI and its affiliates, subsidiaries, officers, directors, agents, attorneys, employees, predecessors, successors and assigns, and each and all of them (collectively the "LSI Releasees") from any and all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgements, claims for contribution, indemnity or subrogation, whether known or unknown, discovered or undiscovered, which any PCP Releasor ever had, now has, shall or may have in the future have against any or all LSI Releasees, for, upon or by reason of any matter, contract, claim, demand, cause, happening or thing whatsoever, up to the date of this Settlement Agreement, including without limitation, all claims and causes of action which were or might have been asserted in the Lawsuit.

     8. Duffey, for himself, for Duffey & Dolan, P.A., and for Duffey's agents, attorneys, legal representatives, heirs, assigns, administrators, personal representatives, and executors (collectively the "Duffey Releasors"), hereby relieves, releases, and forever discharges LSI Releasees from any and all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgements, claims for contribution, indemnity or subrogation, whether known or unknown, discovered or undiscovered, which any Duffey Releasor ever had, now has, or shall or may in the future have against any or all LSI Releasees, for, upon or by reason of any matter, contract, claim, demand, cause, happening or thing whatsoever, up to the date of this Settlement Agreement, including without limitation, all claims and causes of action which were or might have been asserted in the Lawsuit.

     9. Each of PCP and Duffey hereby acknowledge and agree that LSI, in promising to make the payments and perform the other aforesaid acts, does so in compromise and full settlement and release of disputed claims by PCP and Duffey, and any other potential claims by PCP Releasors or Duffey Releasors as set forth in paragraphs 7 and 8 hereof, not admitting any liability on account thereof, and that said payments and acts by LSI are not to be deemed or considered as an admission of liability.

     10. LSI and its subsidiaries hereby relieve, release, and forever discharge PCP and its affiliates, subsidiaries, officers, directors, agents, attorneys, employees, predecessors, successors and assigns, and each and all of them (collectively the "PCP Releasees") from any and all actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgements, claims for contribution, indemnity or subrogation, whether discovered or undiscovered, which LSI ever had, now has, or which LSI shall or may in the future have, against any PCP Releasee for, upon or by reason of any matter, contract, claim, demand, cause, happening or thing whatsoever, up to the date of this Settlement Agreement, including without limitation, all claims and causes of action which were or might have been asserted in the Lawsuit.

     11. LSI and its subsidiaries hereby relieve, release, and forever discharge Duffey and Duffey & Dolan, including Duffey & Dolans' agents, employees, predecessors, successors, and assigns, and each and all of them ("Duffey Releasees") from any and all actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgements, claims for contribution, indemnity or subrogation, whether discovered or undiscovered, which LSI ever had, now has, or which LSI shall or may in the future have, against any Duffey Releasee for, upon or by reason of any matter, contract, claim, demand, cause, happening or thing whatsoever, up to the date of this Settlement Agreement, including without limitation, all claims and causes of action which were or might have been asserted in the Lawsuit.

     12. LSI warrants and represents that any Settlement Shares and, if applicable, Additional Shares, that may be required to be delivered by LSI to Duffey under this Settlement Agreement will be fully paid and non-assessable.

     13. This Settlement Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended or modified in any respect except by written instrument executed by all of the parties hereto. Each party acknowledges that it is entering into this Settlement Agreement after conducting its own independent investigation and upon the advice of its counsel and that it is relying upon such investigation and advice and not upon any representation by any other party hereto other than those representations specifically set forth herein. This Settlement Agreement shall not be construed more stringently against any party regardless of who may have served as the draftsman thereof.

     14. Each of the parties hereto represents and warrants that he or it has the authority and corporate power to enter into this Settlement Agreement and such other instruments and documents in connection with this Settlement Agreement and the transactions contemplated hereby and to carry out its obligations hereunder and thereunder. The execution and delivery of this Settlement Agreement and any documents entered into in connection with this Settlement Agreement and the performance of each party's obligations hereunder and thereunder have been duly authorized pursuant to and in accordance with the laws governing each party, and no other proceedings on the part of either party are necessary to authorize such execution, delivery and performance. This Settlement Agreement has been duly executed by each party and is the valid and legally binding obligation of each party, enforceable against each party in accordance with its terms.

     15. To the best of each party's knowledge, the execution, delivery and performance by each party of this Settlement Agreement and the transactions contemplated hereby, do not and will not (i) conflict with or result in any violation of or constitute a breach or default under any term of the charter documents or bylaws of any party, of any agreement, license, permit or other instrument to which either party is a party or by which either party is bound or to which the business is subject, or any order, judgment or decree of any court or governmental authority to which the same are bound or subject; (ii) cause either party to violate any law; or (iii) require the consent, waiver, authorization or approval of any governmental authority or of any other person, entity or organization, provided, however, that LSI's obligations to cause the Registration Statement to be declared effective is subject to the approval of the SEC.

     16. In the event it becomes necessary for either party to take or respond to any action, in law, equity or otherwise, to enforce the terms of this Settlement Agreement, the venue for such proceeding will be in the United States District Court for the Middle District of Florida, Orlando Division, unless the requirements for federal jurisdiction are not satisfied, in which case the venue for proceeding will be in the Circuit Court of the Ninth Judicial District of Orange County, Florida. All parties consent to personal jurisdiction in the State of Florida in connection with any such suit, and consent to service of process outside Florida in connection therewith. The prevailing party in any such proceeding shall be entitled, in addition to any other relief awarded by the Court or other tribunal, to its reasonable costs and expenses, including attorney's fees, actually incurred in any such action.

     17. This Settlement Agreement may be executed in any number of counterparts, and when each Party has executed and delivered at least one such counterpart to the every other Party, each counterpart shall be deemed an original and all counterparts taken together shall constitute one and the same Settlement Agreement that shall be binding as to all the Parties. This
Settlement Agreement shall not be effective until it has been executed by all parties.

     18. This Settlement Agreement is being entered into in, and shall be construed and enforced under the laws of, the State of Florida.

     19. This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     20. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid or by facsimile to the following addresses for LSI, PCP, and Duffey:


     If to LSI:                 LaserSight Incorporated
                                12161 Lackland Road
                                St. Louis, Missouri 63146
                                Attention: Chief Executive Officer
                                Telecopy No.: (314) 576-1073


     with a copy to:            Sonnenschein Nath & Rosenthal
                                One Metropolitan Square, Suite 3000
                                St. Louis, Missouri 63102
                                Attention: Alan B. Bornstein
                                Telecopy No.: (314) 259-5959

     If to PCP and/or Duffey:   Samuel S. Duffey, Esq.
                                Duffey & Dolan, P.A.
                                1515 Ringling Blvd., Suite 800
                                Sarasota, Florida 34326
                                Telecopy No.: (941) 366-9507

     with a copy to:            Barrett, Chapman & Ruta P.A.
                                940 Highland Avenue
                                Orlando, Florida 32803-3983
                                Attention: Victor L. Chapman
                                Telecopy No: (407) 648-1190

Any party may change its address for receiving notice by a notice given pursuant to this section.

     IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed on the day and year indicated below their respective names.


PUBLIC COMPANY PUBLISHING, INC.               LASERSIGHT INCORPORATED

By: /s/ Samuel S. Duffy                       By: /s/ Michael R. Farris
   ---------------------------                    -----------------------
Name: Samuel S. Duffey                        Name: Michael R. Farris
      ------------------------                      ---------------------
Title: President                              Title: President
      ------------------------                      ---------------------
Date: 12/17/96                                Date: 12/17/96
     -------------------------                     ----------------------

SAMUEL S. DUFFEY

/s/ Samuel S. Duffey
-----------------------

Date: 12/17/96
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